Exhibit 99.1
ADC Therapeutics Provides Preliminary Fourth Quarter and Full Year 2025 Revenue and Cash Estimates and Recent Corporate Updates

Preliminary unaudited fourth quarter and full year 2025 net product revenue of approximately $22M and $73M respectively; cash and cash equivalents of approximately $261M as of December 31, 2025, provide expected cash runway at least to 2028

Anticipated near-term catalysts include LOTIS-7 complete enrollment in first half of 2026 and LOTIS-5 Phase 3 topline data in second quarter 2026

Additional anticipated catalysts include full LOTIS-5 and LOTIS-7 results by end of 2026, with potential compendia inclusions in first half of 2027 and LOTIS-5 regulatory approvals to follow

LAUSANNE, Switzerland, January 8, 2025 – ADC Therapeutics SA (NYSE: ADCT), a commercial-stage global leader and pioneer in the field of antibody drug conjugates (ADCs), today provided corporate updates and highlights from its ZYNLONTA® clinical program.

“During 2025, we delivered meaningful progress across our ZYNLONTA clinical program and extended our expected cash runway at least to 2028,” said Ameet Mallik, Chief Executive Officer of ADC Therapeutics. “This year, we look forward to multiple clinical catalysts including full results from our LOTIS-5 and LOTIS-7 2L+ DLBCL trials, as well as potentially from the ongoing Phase 2 indolent lymphoma IITs. Assuming positive results, we anticipate potential compendia inclusion for each in the first half of 2027 with LOTIS-5 regulatory approvals to follow. Taken together, we anticipate we will see an acceleration in net product revenue growth beginning in 2027.”

Recent Highlights and Developments

Preliminary unaudited 2025 selected financial results. ZYNLONTA net product revenue is expected to be approximately $73 million for full year 2025 compared with $69.3 million for full year 2024. Fourth quarter 2025 ZYNLONTA net product revenue is expected to be approximately $22 million, as compared to $16.4 million in the fourth quarter of 2024, primarily reflecting variability in customer ordering. Underlying demand for ZYNLONTA in the current 3L/3L+ DLBCL indication remained broadly stable year-over-year. The Company ended 2025 with cash and cash equivalents of approximately $261 million which, based on current plans, is expected to provide a cash runway at least to 2028.

Reported updated data from LOTIS-7 in December 2025. Updated data from the LOTIS-7 Phase 1b clinical trial evaluating the safety and efficacy of ZYNLONTA in combination with the bispecific antibody glofitamab (COLUMVI®) in patients with relapsed or refractory diffuse large B-cell lymphoma (r/r DLBCL) demonstrated an 89.8% best overall response rate (ORR) and a 77.6% complete response rate across 49 efficacy evaluable patients with a minimum of 6 months follow-up. Enrollment in the LOTIS-7 trial is ongoing, with complete enrollment of approximately 100 patients at the selected 150 µg/kg dose expected during the first half of 2026. The Company plans to share full data at a medical meeting and through publication by the end of 2026. In addition, the Company plans to assess regulatory and compendia strategies in the first half of 2027.

LOTIS-5 topline results anticipated in 2Q 2026. The Company expects to provide topline data in 2Q 2026 from the LOTIS-5 Phase 3 confirmatory trial of ZYNLONTA in combination with rituximab in patients with 2L+ DLBCL once the pre-specified number of approximately 262 progression-free survival (PFS) events is reached and data are available. Publication of the full results is anticipated by the end of 2026. Assuming positive results, a supplemental Biologics License Application (sBLA) submission to the U.S. FDA will follow, with potential compendia inclusion in the first half of 2027 and confirmatory approval in 2L+ DLBCL in mid-2027.

Investigator-initiated trials (IITs) of ZYNLONTA in indolent lymphomas ongoing. Initial data from the Phase 2 clinical trial evaluating ZYNLONTA in combination with rituximab to treat relapsed or refractory (r/r) follicular lymphoma (FL) and the Phase 2, single-arm, open-label, multicenter trial of ZYNLONTA to treat r/r marginal zone lymphoma (MZL) led by the Sylvester Comprehensive Cancer Center at University of Miami have shown promising efficacy and manageable safety results. The Company anticipates publication of both data sets as early as the end of 2026. Assuming positive data, the Company plans to assess regulatory and compendia strategies.

IND-enabling activities completed for PSMA-targeting ADC. IND-enabling activities for the Company's exatecan-based, prostate-specific membrane antigen (PSMA)-targeting ADC were completed at the end of 2025. The Company continues to explore partnership opportunities.

About ADC Therapeutics

ADC Therapeutics (NYSE: ADCT) is a commercial-stage global leader and pioneer in the field of antibody drug conjugates (ADCs), transforming treatment for patients through our focused portfolio with ZYNLONTA (loncastuximab tesirine-lpyl).

ADC Therapeutics' CD19-directed ADC ZYNLONTA received accelerated approval by the FDA and conditional approval from the European Commission for the treatment of relapsed or refractory diffuse large B-cell lymphoma after two or more lines of systemic therapy. ZYNLONTA is also in development in combination with other agents and in earlier lines of therapy.

Headquartered in Lausanne (Biopôle), Switzerland, with operations in London and New Jersey, ADC Therapeutics is focused on driving innovation in ADC development with specialized capabilities from clinical to manufacturing and commercialization. Learn more at https://adctherapeutics.com/ and follow us on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify forward-looking statements by terminology such as "may", "will", "should", "would", "expect", "intend", "plan", "anticipate", "believe", "estimate", "predict", "potential", "seem", "seek", "future", "continue", or "appear" or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to: changes to the preliminary unaudited Q4 and full year 2025 net product revenue and cash and cash equivalents as of December 31, 2025; expected cash runway at least to 2028 which assumes use of minimum liquidity amount required to be maintained under its loan agreement covenants; whether future LOTIS-7 clinical trial results will be consistent with or different from the LOTIS-7 data presented by the Company on December 3, 2025, the timing, publication and outcome of the full LOTIS-7 trial, compendia inclusion and regulatory strategy and the commercial opportunity; the timing of the PFS events and topline data release for LOTIS-5 and the results of the trial, the timing for the sBLA submission and full FDA approval; the Company's ability to grow ZYNLONTA® revenue in the United States and potential peak revenue; the ability of our partners to commercialize ZYNLONTA® in foreign markets, the timing and amount of future revenue and payments to us from such partnerships and their ability to obtain regulatory approval for ZYNLONTA® in foreign jurisdictions; the timing and results of the Company's clinical trials; the timing, publication and results of investigator-initiated trials including those studying FL and MZL and the potential regulatory and/or compendia strategy and the future opportunity; the timing and outcome of regulatory submissions for the Company's products or product candidates; actions by the FDA or foreign regulatory authorities; projected revenue and expenses; the Company's indebtedness, including Healthcare Royalty Management and Blue Owl and Oaktree facilities, and the restrictions imposed on the Company's activities by such indebtedness, the ability to comply with the terms of the various agreements and repay such indebtedness and the significant cash required to service such indebtedness; and the Company's ability to obtain financial and other resources for its research, development, clinical, and commercial activities; and the uncertainties of international trade policies, including tariffs, sanctions, trade barriers and most favored nation drug pricing and the potential impact they may have on our business, financial condition, and results of operations. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K and in the Company's other periodic and current reports and filings with the U.S. Securities and Exchange Commission. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document.

CONTACT:

Investors and Media
Nicole Riley
ADC Therapeutics
Nicole.Riley@adctherapeutics.com
+1 862-926-9040